Exhibit 10.11

Under Armour, Inc.

Amendment to Stock Option Awards

Vesting Upon Death or Disability

Effective Date: August 3, 2011

The Option Grant Agreements for all outstanding Under Armour, Inc. stock options under the Amended and Restated 2005 Omnibus Long-Term Incentive Plan (the “Stock Plan”) have been amended effective August 3, 2011 to provide that all unvested stock options vest immediately upon the death or Disability (as defined under the Stock Plan) of the person to whom the stock option was awarded.

This amendment applies to all outstanding Option Grant Agreements under the Stock Plan, including Option Grant Agreements that provide for vesting over time or Performance Based Option Grant Agreements that provide for vesting following achievement of certain performance targets.

Please keep this amendment with the Option Grant Agreements. All other terms of the Option Grant Agreements remain unchanged.